SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

December 23, 2004
Date of Report
(Date of earliest event reported)

AUTOZONE, INC.

(Exact name of registrant as specified in its charter)

Nevada	1-10714	62-1482048
(State or other jurisdiction of	(Commission File Number)	(IRS Employer Identification No.)
incorporation or organization)

123 South Front Street
Memphis, Tennessee 38103
(Address of principal executive offices) (Zip Code)

(901) 495-6500
Registrant’s telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Precommencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Precommencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

     The information set forth under Item 2.03 below is incorporated into this Item 1.01 by reference.

     AutoZone has other commercial relationships with certain parties to the Credit Agreement described in Item 2.03. Fleet National Bank is the administrative agent, and several of the lenders are also lenders, under AutoZone’s five-year and 364-day revolving credit facilities dated as of May 17, 2004. Additionally, from time to time, several of the lenders or their affiliates furnish general financing and banking services to AutoZone.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

     On December 23, 2004, AutoZone, Inc. (“AutoZone”) entered into a Credit Agreement for a $300 million, 5-year term loan with Fleet National Bank (“Fleet”) as administrative agent, Wachovia Bank, National Association as syndication agent, and a syndicate of financial institutions (including Fleet and Wachovia) as lenders, arranged by Wachovia Capital Markets, LLC as sole book manager and joint lead arranger and Banc of America Securities LLC as joint lead arranger.

     The term loan may consist of, at AutoZone’s election, base rate loans, Eurodollar loans or a combination thereof. Interest accrues on base rate loans at a base rate per annum equal to the higher of Fleet’s prime rate or the Federal Funds Rate plus 1/2 of 1%. Interest accrues on Eurodollar loans at a defined Eurodollar rate plus the applicable percentage, which can range from 40 basis points to 112.5 basis points, depending upon AutoZone’s senior unsecured (non-credit enhanced) long term debt rating, as published by Standard & Poor’s Ratings Services and/or Moody’s Investors Service, Inc. At AutoZone’s current ratings, the applicable percentage on Eurodollar loans is 50 basis points. AutoZone has provided notice to the Administrative Agent of its intent to draw the full principal amount of $300 million as a Eurodollar loan, which pursuant to the Credit Agreement, will be funded on December 30, 2004, subject to the conditions contained in the Credit Agreement.

     AutoZone may select interest periods of one, two, three or six months for Eurodollar loans, subject to availability. Interest is payable at the end of the selected interest period, but no less frequently than quarterly. AutoZone has the option to extend loans into subsequent interest period(s) or convert them into loans of another interest rate type. The entire unpaid principal amount of the term loan will be due and payable in full on December 23, 2009, when the facility terminates.

     AutoZone may prepay the term loan in whole or in part at any time without penalty, subject to reimbursement of the lenders’ breakage and redeployment costs in the case of prepayment of Eurodollar borrowings. If a change in control occurs, each lender has the right to require AutoZone to prepay its outstanding portion of the term loan, plus any accrued and unpaid fees and interest to the date of prepayment. Each lender must determine whether to require such prepayment during a 20-day period following notice from the Administrative Agent.

     The Credit Facility contains customary covenants for transactions of this type. The financial covenants include covenants that AutoZone will not permit the ratio of its “Consolidated Adjusted Funded Debt” to “Consolidated EBITDAR” to be greater than 3.00:1.00 at the end of any fiscal quarter and will maintain a minimum ratio of “Consolidated EBITDAR” to “Consolidated Interest Expense plus Consolidated Rents” of 2.50:1.00. The Credit Agreement also contains customary events of default, including cross defaults to other obligations. Upon the occurrence of an event of default, the outstanding obligations under the Credit Agreement may be accelerated and become due and payable immediately.

     AutoZone entered into an interest rate swap agreement on December 29, 2004, to effectively fix the interest rate of the term loan at 4.55%.

Item 9.01. Financial Statements and Exhibits.

The following exhibit is filed with this Current Report pursuant to Items 1.01 and 2.03:

(c)	Exhibits

	10.1	Credit Agreement dated as of December 23, 2004, among AutoZone, Inc., as Borrower, the Several Lenders from time to time party thereto, Fleet National Bank, as Administrative Agent, Wachovia Bank, National Association, as Syndication Agent, Wachovia Capital Markets, LLC, as Joint Lead Arranger and Sole Book Manager, Banc of America Securities LLC as Joint Lead Arranger, and Calyon New York Branch, BNP Paribas and Regions Bank as Co-Documentation Agents.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AUTOZONE, INC.
By:	/s/ Harry L. Goldsmith
Harry L. Goldsmith
Senior Vice President, General Counsel & Secretary

Dated: December 29, 2004

EXHIBIT INDEX

10.1	Credit Agreement dated as of December 23, 2004, among AutoZone, Inc., as Borrower, the Several Lenders from time to time party thereto, Fleet National Bank, as Administrative Agent, Wachovia Bank, National Association, as Syndication Agent, Wachovia Capital Markets, LLC, as Joint Lead Arranger and Sole Book Manager, Banc of America Securities LLC as Joint Lead Arranger, and Calyon New York Branch, BNP Paribas and Regions Bank as Co-Documentation Agents.